Exhibit 99.1

675 Bering Drive, Suite 400
Houston, Texas 77057
713-830-9600
Fax: 713-830-9696
CONTACT:	William George
Chief Financial Officer
(713) 830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA ANNOUNCES ACQUISITION

- Agrees to Acquire Dyna Ten Corporation in Dallas/Fort Worth, Texas -

Houston, TX — April 8, 2014 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that it has entered into an agreement to acquire Dyna Ten Corporation (“Dyna Ten”) headquartered in Fort Worth, Texas.

Dyna Ten is a regional mechanical contractor based in Fort Worth, Texas.  Dyna Ten engages in a broad range of mechanical contracting projects, HVAC service and controls, in the Dallas/Fort Worth metroplex and in surrounding areas.  Initially Dyna Ten is expected to contribute annualized revenues of approximately $70 million to $80 million at profitability levels that are generally equal to or above those currently experienced by Comfort Systems USA operations.

The transaction is currently scheduled to close on or about May 1, 2014 and is subject to customary closing conditions including approval by the shareholders of Dyna Ten Corporation.  In light of the required amortization expense related to intangibles and other costs associated with the transaction, the acquisition is expected to make a neutral to slightly accretive contribution to earnings per share during the first 12 to 18 months after the acquisition.

Brian Lane, Comfort Systems USA’s Chief Executive Officer, commented, “We are extremely happy to announce that Dyna Ten is joining Comfort Systems USA.  Dyna Ten has a long history of providing extraordinary outcomes for its customers in medical, industrial and commercial markets.  This partnership with Dyna Ten brings excellent capabilities, resources and leadership at every level, together with a tremendous reputation and solid customer relationships, and we expect that Dyna Ten will continue to grow and improve for years to come.  We also believe interaction between our existing companies and Dyna Ten will strengthen and improve our existing operations in Texas, and across all of Comfort Systems USA.”

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 89 locations in 80 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,”

“expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenues and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticpated; difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for HVAC systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; a cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.